EXHIBIT 18(f)

                                       IVY FUND

                             PLAN PURSUANT TO RULE 18F-3
                                      UNDER THE
                            INVESTMENT COMPANY ACT OF 1940

                     (As Amended and Restated on April 30, 1997)


          I.   INTRODUCTION

               In accordance with Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class structure that will apply to certain series of Ivy Fund (each, a "Fund" and collectively, the "Funds"), including the separate class arrangements for the service and distribution of shares, the method for allocating the expenses and income of each Fund among its classes, and any related exchange privileges and conversion features that apply to the different classes.

          II.  THE MULTI-CLASS STRUCTURE

               Each of the following Funds is authorized to issue three classes of shares, identified as Class A, Class B and Class C, respectively: Ivy Asia Pacific Fund, Ivy Bond Fund, Ivy Canada Fund, Ivy China Region Fund, Ivy Pan-Europe Fund, Ivy Emerging Growth Fund, Ivy Global Fund, Ivy Global Natural Resources Fund, Ivy Global Science & Technology Fund, Ivy Growth Fund, Ivy Growth with Income Fund, Ivy Latin America Strategy Fund, Ivy Money Market Fund,[FN1][The separation of Ivy Money Market Fund shares into three separate classes has been authorized as a means of enabling the Funds' transfer agent to track the contingent deferred sales charge period that applies to Class B and Class C shares of other Ivy or Mackenzie Funds that are being exchanged for shares of Ivy Money Market Fund. In all other relevant respects, the three classes of Ivy Money Market Fund shares are identical (i.e., having the same arrangement for shareholder services and the distribution of securities), and are not subject to any sales load other than in connection with the redemption of Class B or Class C shares of that have been acquired pursuant to an exchange from another Ivy or Mackenzie Fund. (See Section III.D.)] Ivy International Fund, Ivy International Bond Fund, Ivy International Small Companies Fund, Ivy International Fund II and Ivy New Century Fund. Ivy Bond Fund, Ivy Global Science & Technology Fund, Ivy International Fund, Ivy International Fund II and Ivy International Small Companies Fund are also authorized to issue a fourth class of shares, identified as Class I.

               Shares of each class of a Fund represent an equal pro rata interest in the underlying assets of that Fund, and generally have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear certain class-specific expenses, as described more fully in Section III.C.2., below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares shall also have the distinct features described in Section III, below.

          III. CLASS ARRANGEMENTS

               A.   FRONT-END SALES CHARGES AND CONTINGENT DEFERRED SALES
                    CHARGES

               Class A shares shall be offered at net asset value plus a front-end sales charge. The front-end sales charge shall be in such amount as is disclosed in each Fund's current prospectus and shall be subject to reductions for larger purchases and such waivers or reductions as are determined or approved by the Board of Trustees. Class A shares generally will not be subject to a contingent deferred sales charge (a "CDSC"), although a CDSC may be imposed in certain limited cases as disclosed in each Fund's current prospectus or prospectus supplement.

               Class B and Class C shares shall be offered at net asset value without the imposition of a front-end sales charge. A CDSC in such amount as is described in each Fund's current prospectus or prospectus supplement shall be imposed on Class B and Class C shares, subject to such waivers or reductions as are determined or approved by the Board of Trustees.

               Class I shares are not subject to a front-end sales charge or a CDSC.

               B.   RULE 12B-1 PLANS

               Each Fund (other than Ivy Money Market Fund) has adopted a service and distribution plan pursuant to Rule 12b-1 under the 1940 Act (a "12b-1 plan") under which it pays to Ivy Mackenzie Distributors, Inc. (the "Distributor") an annual fee based on the average daily net assets value of the Fund's outstanding Class A, Class B and Class C shares, respectively.[FN2][Class I shares are not subject to Rule 12b-1 service or distribution fees.] The maximum fees currently charged to each Fund under its 12b-1 plan are set forth in the table below, and are expressed as a percentage of the Fund's average daily net assets.[FN3][Fees for services in connection with the Rule 12b-1 plans will be consistent with any applicable restriction imposed by the National Association of Securities Dealers, Inc.]

               The services that the Distributor provides in connection with each Rule 12b-1 plan for which service fees[FN4][Each Fund pays the Distributor at the annual rate of up to 0.25% of the average daily net asset value attributable to its Class A, Class B and Class C shares, respectively. Ivy Canada Fund pays an additional service-related fee of 0.15% of the average daily net asset value attributable to its Class A shares. In addition, each Fund (other than Ivy Canada Fund) pays the Distributor a fee for other distribution services at the annual rate of 0.75% of the Fund's average daily net assets attributable to its Class B and Class C shares. Ivy Canada Fund pays the Distributor an additional amount for other distribution services at the annual rate of 0.60% of average daily net assets attributable to its Class B and Class C shares.] are paid include, among other things, advising clients or customers regarding the purchase, sale or retention of a Fund's Class A, Class B or Class C shares, answering routine inquiries concerning the Fund, assisting shareholders in changing options or enrolling in specific plans and providing shareholders with information regarding the Fund and related developments.

               The other distribution services provided by the Distributor in connection with each Fund's Rule 12b-1 plan include any activities primarily intended to result in the sale of the Fund's Class B and Class C shares. For such distribution services, the Distributor is paid for, among other things, compensation to broker-dealers and other entities that have entered into agreements with the Distributor; bonuses and other incentives paid to broker-dealers or such other entities; compensation to and expenses of employees of the Distributor who engage in or support distribution of a Fund's Class B or Class C shares; telephone expenses; interest expense (only to the extent not prohibited by a regulation or order of the SEC); printing of prospectuses and reports for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.
































                                   RULE 12b-1 FEES

                                                             CLASS B AND
                                 CLASS A       CLASS A      CLASS C SHARES
                                 SHARES        SHARES        (SERVICE AND
                                (SERVICE    (DISTRIBUTION    DISTRIBUTION
          FUND NAME               FEE)          FEES)           FEES)

          Ivy Asia Pacific Fund   0.25%         0.00%           1.00%

          Ivy Bond Fund           0.25%         0.00%           1.00%

          Ivy Canada Fund         0.25%         0.15%           1.00%

          Ivy China Region Fund   0.25%         0.00%           1.00%

          Ivy Pan-Europe
          Fund                    0.25%         0.00%           1.00%

          Ivy Emerging Growth
          Fund                    0.25%         0.00%           1.00%

          Ivy Global Fund         0.25%         0.00%           1.00%

          Ivy Global Natural
          Resources Fund          0.25%         0.00%           1.00%

          Ivy Global Science &
          Technology Fund         0.25%         0.00%           1.00%

          Ivy Growth Fund         0.25%         0.00%           1.00%

          Ivy Growth with Income
          Fund                    0.25%         0.00%           1.00%

          Ivy International Bond
          Fund                    0.25%         0.00%           1.00%

          Ivy International Fund  0.25%         0.00%           1.00%

          Ivy International
          Small Companies Fund    0.25%         0.00%           1.00%

          Ivy International
          Fund II                 0.25%         0.00%           1.00%

          Ivy Latin America
          Strategy Fund           0.25%         0.00%           1.00%

          Ivy Money Market Fund*  0.00%         0.00%           0.00%

          Ivy New Century Fund    0.25%         0.00%           1.00%














          *    See footnote 1.

               C.   ALLOCATION OF EXPENSES AND INCOME

                    1.   "TRUST" AND "FUND" EXPENSES

               The gross income, realized and unrealized capital gains and losses and expenses (other than "Class Expenses," as defined below) of each Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund. Expenses so allocated include expenses of Ivy Fund that are not attributable to a particular Fund or class of a Fund ("Trust Expenses") and expenses of a Fund not attributable to a particular class of the Fund ("Fund Expenses"). Trust Expenses include, but are not limited to, Trustees' fees and expenses; insurance costs; certain legal fees; expenses related to shareholder reports; and printing expenses. Fund Expenses include, but are not limited to, certain registration fees (i.e., state registration fees imposed on a Fund-wide basis and SEC registration Fees); custodial fees; transfer agent fees; advisory fees; fees related to the preparation of separate documents of a particular Fund, such as a separate prospectus; and other expenses relating to the management of the Fund's assets.

                    2.   "CLASS" EXPENSES

               The types of expenses attributable to a particular class ("Class Expenses") include: (a) payments pursuant to the Rule 12b-1 plan for that class[FN5][Class I shares of Ivy Bond Fund, Ivy Global Science & Technology Fund, Ivy International Fund, Ivy International Fund II and Ivy International Small Companies Fund bear no distribution or service fees.]; (b) transfer agent fees attributable to a particular class; (c) printing and postage expenses related to preparing and distributing shareholder reports, prospectuses and proxy materials; (d) registration fees (other than those set forth in Section C.1. above); (e) the expense of administrative personnel and services as required to support the shareholders of a particular class[FN6][Class I shares of Ivy Bond Fund, Ivy Global Science & Technology Fund, Ivy International Fund, Ivy International Fund II and Ivy International Small Companies Fund bear lower administrative services fees relative to these Funds' other classes of shares (i.e., Class I shares of the Funds pay a monthly administrative services fee based upon each Fund's average daily net assets at the annual rate of only 0.01%, while Class A, Class B and Class C shares of these two Funds pay such a fee at the annual rate of 0.10%).]; (f) litigation or other legal expenses relating solely to a particular class; (g) Trustees' fees incurred as a result of issues relating to a particular class; and (h) the expense of holding meetings solely for shareholders of a particular class. Expenses described in subpart (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may (but need not) be allocated as Class Expenses, but only if Ivy Fund's Board of












          Trustees determines, or Ivy Fund's President and Secretary/Treasurer have determined, subject to ratification by the Board of Trustees, that the allocation of such expenses by class is consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

               In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes reasonably allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

                    3.   WAIVERS OR REIMBURSEMENTS OF EXPENSES

               Expenses may be waived or reimbursed by any adviser to Ivy Fund, by Ivy Fund's underwriter or any other provider of services to Ivy Fund without the prior approval of Ivy Fund's Board of Trustees.

               D.   EXCHANGE PRIVILEGES

               Shareholders of each Fund have exchange privileges with the other Funds and with the five funds that comprise Mackenzie Series Trust (together, with the Funds, the "Ivy and Mackenzie Funds").[FN7][Other exchange privileges, not described herein, exist under certain other circumstances, as described in each Fund's current prospectus or prospectus supplement.]

                    1.   CLASS A:

               INITIAL SALES CHARGE SHARES. Class A shareholders may exchange their Class A shares ("outstanding Class A shares") for Class A shares of another Ivy or Mackenzie Fund (or for shares of another Ivy or Mackenzie Fund that currently offers only a single class of shares) ("new Class A Shares") on the basis of the relative net asset value per Class A share, plus an amount equal to the difference, if any, between the sales charge previously paid on the outstanding Class A shares and the sales charge payable at the time of the exchange on the new Class A shares. Incremental sales charges are waived for outstanding Class A shares that have been invested for 12 months or longer.

               CONTINGENT DEFERRED SALES CHARGE SHARES. Class A shareholders may exchange their Class A shares subject to a contingent deferred sales charge ("CDSC"), as described in the Prospectus ("outstanding Class A shares"), for Class A shares of another Ivy or Mackenzie Fund (or for shares of another Ivy or Mackenzie Fund that currently offers only a single class of shares) ("new Class A shares") on the basis of the relative net asset value per Class A share, without the payment of a CDSC that would otherwise be due upon the redemption of the outstanding Class A shares. Class A shareholders of a Fund exercising the exchange privilege will continue to be subject to the Fund's CDSC schedule (or period) following an exchange, unless the CDSC schedule that applies to the new Class A shares is higher (or such period is longer) than the CDSC schedule (or period), if any, applicable to the outstanding Class A shares, in which case the schedule (or period) of the Fund into which the exchange is made shall apply.

                    2.   CLASS B AND CLASS C:

               Shareholders may exchange their Class B or Class C shares ("outstanding Class B shares" or "outstanding Class C shares," respectively) for Class B (or Class C) shares of another Ivy or Mackenzie Fund ("new Class B shares" or "new Class C shares," respectively) on the basis of the net asset value per Class B (or Class C) share, without the payment of any CDSC that would otherwise be due upon the redemption of the outstanding Class B (or Class C) shares. Class B and Class C shareholders of a Fund exercising the exchange privilege will continue to be subject to the Fund's CDSC schedule (or period) following an exchange, unless, in the case of Class B shareholders, the CDSC schedule that applies to the new Class B shares is higher (or such period is longer) than the CDSC schedule (or period) applicable to the outstanding Class B shares, in which case the schedule (or period) of the Fund into which the exchange is made shall apply.

                    3.   CLASS I:

               Class I shareholders may exchange their outstanding Class I shares for Class I shares of another Fund or Mackenzie Fund on the basis of the net asset value per Class I share.

                    4.   GENERAL:

               Shares resulting from the reinvestment of dividends and other distributions will not be charged an initial sales charge or CDSC when exchanged into another Ivy or Mackenzie Fund.

               With respect to Fund shares subject to a CDSC, if less than all of an investment is exchanged out of the Fund, the shares exchanged will reflect, pro rata, the cost, capital appreciation and/or reinvestment of distributions of the original investment as well as the original purchase date, for purposes of calculating any CDSC for future redemptions of the exchanged shares.

               E.   CONVERSION FEATURE

               Class B shares of a Fund convert automatically to Class A shares of the Fund as of the close of business on the first business day after the last day of the calendar quarter in which the eighth anniversary of the purchase date of the Class B shares occurs. The conversion will be based on the relative net asset values per share of the two classes, without the imposition of any sales load, fee or other charge. For purposes of calculating the eight year holding period, the "purchase date" shall mean the date on which the Class B shares were initially purchased, regardless of whether the Class B shares that are subject to the conversion were obtained through an exchange (or series of exchanges) from a different Ivy or Mackenzie Fund. For purposes of conversion of Class B shares, Class B shares acquired through the reinvestment of dividends and capital gain distributions paid in respect of Class B shares will be held in a separate sub-account. Each time any Class B shares in the shareholder's regular account (other than those shares in the sub-account) convert to Class A shares, a pro rata portion of the Class B shares in the sub-account will also convert to Class A shares. The portion will be determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through the reinvestment of dividends and capital gain distributions.

          IV.  BOARD REVIEW

               A.   INITIAL APPROVAL

               The Board of Trustees of Ivy Fund, including a majority of the Trustees who are not interested persons of Ivy Fund, as defined under the 1940 Act (the "Independent Trustees"), at a meeting held on December 1-2, 1995, initially approved this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class of shares of each Fund individually and Ivy Fund as a whole.[FN8][The Plan, as initially approved, pertained only to the Class A and Class B shares of the Funds, and the Class I shares of Ivy Bond Fund and Ivy International Fund. The Plan was amended and restated on April 30, 1996 to reflect the establishment and designation of Class C shares of the Funds. The Plan was further amended and restated on June 8, 1996 to reflect the establishment and designation of Ivy Global Science and Technology Fund. The Plan was further amended and restated on December 7, 1996 to reflect the establishment and designation of Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Small Companies Fund. The Plan was further amended and restated on February 8, 1997 to reflect the establishment and designation of Ivy Pan-Europe Fund. The Plan was further amended and restated as of the date hereof to reflect the establishment and designation of Ivy International Fund II.]

               B.   APPROVAL OF AMENDMENTS

               Before any material amendments to this Plan, Ivy Fund's Board of Trustees, including a majority of the Independent Trustees, must find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interests of each class of shares of each Fund individually and Ivy Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees of Ivy Fund shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of advisory or administrative fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.

               C.   PERIODIC REVIEW

               The Board of Trustees of Ivy Fund shall review the Plan as frequently as it deems necessary, consistent with applicable legal requirements.

          V.   EFFECTIVE DATE

               The Plan first became effective as of January 1, 1996.